UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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AquaVenture Holdings Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 23, 2019

Dear AquaVenture team,

It is my pleasure to let you know that that today we announced that AquaVenture Holdings (AVH) has entered into an agreement to be acquired by Culligan, a leading global brand in consumer-focused and sustainable water solutions and services, which is owned by Advent International, one of the largest and most experienced global private equity firms. Upon closing, AVH shareholders will receive $27.10 per share, which values AVH at approximately $1.1 billion, and reflects the hard work and great success of all the employees within our companies. This valuation represents a 33% premium over our 90-day average daily trading value, providing our shareholders with a compelling return on their investment.  Merging with Culligan also provides our employees with great opportunities for continued professional development, and our customers with the opportunity to receive even more of the outstanding value and service both companies have historically delivered.

For those of you not familiar with Culligan, it is a world leading provider of premium drinking water and treatment solutions for consumers, creating innovations that have helped shape the water industry while setting standards for quality improvement and customer service. Headquartered in Rosemont, Illinois and with offices throughout the Americas, Europe, and Asia-Pacific, Culligan has provided world-class service and innovative water treatment solutions for over 80 years, from the simplest filtration system to complex industrial water solutions. Advent International has been the principal owner of Culligan for the last 3 years during which time the company has more than doubled in size and global scale.  As a result of the merger of our companies, Culligan will have more than $1.5 billion in revenue and a leading market position with over 3.5 million residential and more than 1 million commercial customers in 90 countries around the world.

Culligan and Advent International have shown great respect for our companies, recognizing the value of our employees and leadership teams. They clearly share our belief that Water-as-a-Service® offerings provide outstanding value to our customers, employees, and the planet, and have made it clear that we will continue to operate as an independent operation within the Culligan portfolio.

As you might expect, there are many steps that need to be taken and decisions to be finalized before this transaction closes. Subject to customary closing conditions, we expect to complete the transaction during early April 2020. Through this transaction, AVH will transition from being a publicly traded to a privately-held company, but until the transaction closes, we will continue to be a publicly traded company, and it remains business-as-usual for all of us at Quench, Seven Seas Water and AUC.

I realize that many of you will have questions about what this announcement means for you. Please keep in mind that we are at the early stages of this process, and there is a lot of work ahead of us. Moving forward, we will do our best to keep you informed as details and decisions are finalized. In the meantime, we will be holding calls and meetings today, and have attached a set of frequently asked questions that will address some of your immediate concerns.

It is likely that today’s news may generate increased interest from members of the media and other third parties. As always, it is important for us to communicate a consistent message. If you receive any external inquiries, please refer them to investor relations at investors@aquaventure.com or the investors hotline at 855-278-WAAS (9227).

Our success has been made possible by your efforts, and this transaction and the value it will deliver to our AVH shareholders is a testament to your hard work.  On behalf of the Board of Directors, and the Quench, Seven Seas Water and AUC management teams, thank you for your dedication that has been, and will continue to be, the key to our success.

Sincerely,

Tony Ibarguen

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, AquaVenture Holdings Limited (AVH) will file a proxy statement with the SEC. Additionally, AVH will file other relevant materials in connection with the proposed acquisition of AVH by Culligan International. The materials to be filed by AVH with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AVH on AVH’s website at https://aquaventure.com or by contacting AVH investor relations at investors@aquaventure.com  or the investors hotline at 855-278-WAAS (9227). INVESTORS AND SECURITY HOLDERS OF AVH ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

AVH and its directors, executive officers and other persons, may be deemed to be participants in the solicitation of proxies of AVH shareholders in connection with the proposed transaction. Information concerning the interests of AVH’s participants in the solicitation, which may, in some cases, be different than those of AVH’s shareholders generally, is set forth in the materials filed by AVH with the SEC, including in AVH’s definitive proxy statement filed with the SEC on April 26, 2019, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.